SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ /  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                         ROFIN-SINAR TECHNOLOGIES INC.
           --------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


           --------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transactions applies:

          -------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------
      4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------------
      5)   Total fee paid:

          -------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:
                                   ------------------------------------------
       2)   Form Schedule or Registration Statement No.:
                                                        ---------------------
       3)   Filing Party:
                         ----------------------------------------------------
       4)   Date Filed:
                       ------------------------------------------------------

                    [ROFIN-SINAR TECHNOLOGIES LOGO]








PETER WIRTH
      Chairman of the Board,
      President and
      Chief Executive Officer               February 14, 2000

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders that will be held on Wednesday, March 23, 2000, at 10:00 a.m., local time, at the Fiesta Inn, 2100 South Priest Drive, Tempe, AZ 85282.

The enclosed notice and proxy statement contain details concerning the business to be acted upon at the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of two directors to serve until the 2003 Annual Meeting of Stockholders and for the ratification of KPMG LLP as independent public auditors of the Company. Please sign and return your proxy card in the enclosed postage-paid envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

To help us plan for the meeting, please mark the appropriate box on the accompanying proxy card telling us if you will be attending.





                                            Sincerely,

                                            /s/  Peter Wirth
                                            --------------------
                                            Peter Wirth

                    [ROFIN-SINAR TECHNOLOGIES LOGO]


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS
OF ROFIN-SINAR TECHNOLOGIES INC.


The Annual Meeting of Stockholders of Rofin-Sinar Technologies, Inc. will be held at Fiesta Inn, 2100 South Priest Drive, Tempe, AZ 85282, on
Wednesday,March 23, 2000, at 10:00 a.m., local time, for the following purposes:

     1. To elect two Class I directors to serve for a three-year term until the 2003 Annual Meeting of Stockholders;

     2. To appoint KPMG LLP as independent auditors for the Company for the fiscal year ended September 30, 2000; and

     3 To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders of record at the close of business on February 4, 2000 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.



                                    By Order of the Board of Directors

                                     /S/  DEREK HEINS
                                    ----------------------------
                                    Derek Heins
                                    Secretary


Plymouth, Michigan
February 14,  2000




EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                       ROFIN-SINAR TECHNOLOGIES INC.
                            45701 MAST STREET
                        PLYMOUTH, MICHIGAN  48170

                  --------------------------------------
                             PROXY STATEMENT
                  --------------------------------------
                    FOR ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MARCH 23, 2000
                   --------------------------------------

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rofin-Sinar Technologies Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at Fiesta Inn, 2100 South Priest Drive, Tempe, AZ 85282, on March 23, 2000 at 10:00 a.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to the stockholders is February 14, 2000.

Only holders of record of shares of Common Stock of the Company at the close of business on February 4, 2000 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournments thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. The presence, either in person or by properly executed proxy, of the owners of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. As of the close of business on the Record Date, there were 11,531,900 shares of Common Stock of the Company outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Derek Heins) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Stockholders voting by proxy for the election of directors nominated to serve until the 2003 Annual Meeting may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees for director and FOR the proposal to ratify the appointment of auditors. Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote.

The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Annual Meeting, the persons named in the proxy card will vote in accordance with their judgment.

This solicitation is being made by the Board of Directors of the Company and its cost (including preparing and mailing of the notice, this Proxy Statement and the form of proxy) will be paid by the Company. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy material to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the Annual Meeting, the Company intends to utilize the services of a proxy solicitor as well as the services of officers and regular employees of the Company to solicit the return of proxies by mail, telephone, telegram, telex and personal interview. No compensation in addition to regular salary and benefits will be paid to any officer or regular employee for such solicitation.

                               PROPOSAL ONE:
                           ELECTION OF DIRECTORS


Board of Directors

The Board of Directors of the Company is divided into three classes, each class serving for a period of three years. Under the By-Laws of the Company the number of directors of the Company has initially been set at six.

One-third of the members of the Board of Directors are elected by the stockholders annually. The Class I directors whose terms will expire at the Annual Meeting are Gunther Braun and Ralph Reins, both of whom have been nominated by the Board of Directors to stand for reelection as directors to hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors knows of no reason why either nominee will be unable or unwilling to serve as a nominee or director if elected.

Certain information about Gunther Braun and Ralph Reins, the Board's Class I director nominees, is furnished below:

     Gunther Braun has been Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer, as well as a member of its Board of Directors, since September 1996. Since 1994, he has also been the Financial Director for Rofin-Sinar Laser GmbH. He joined RSL in 1989 when RSL acquired the Laser Optronics marking division of Coherent General Inc. Mr. Braun holds a Business Administration degree from the Fachhochschule in Regensburg, Germany.

     Ralph E. Reins has been a member of the Company's Board of Directors since September 1996. He is the Chairman and Chief Executive Officer of Qualitor Inc.. Mr. Reins served as President and Chief Executive Officer of AP Parts International, Inc. from 1995 to 1997, as President and Chief Executive Officer of Envirotest Systems Corp. in 1995, as President of Allied Signal Automotive from 1991 through 1994 and as President of United Technologies Automotive from 1990 to 1991. Prior to that, he was Chairman, Chief Executive Officer, President and Chief Operating Officer of Mack Truck from 1989 to 1990 and President and Chief Executive Officer of ITT Automotive from 1985 to Mr. Reins is a director of Wierton Steel Corporation and a member of the Society of Automotive Engineers.

The two nominees receiving the highest number of affirmative votes will be elected as Class I directors of the Company.

Recommendation of the Board of Directors Concerning the Election of Directors

The Board of Directors of the Company recommends a vote FOR Gunther Braun and Ralph Reins as Class I directors to hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice in their proxy.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
          FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING:


            Name                  Age             Director Since
       --------------------      -----           ----------------
       Gunther Braun              42                   1996
       Ralph E. Reins (A) (B)     59                   1996



           DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING:
            Name                  Age             Director Since
       --------------------      -----           ----------------
       Peter Wirth                53                   1996
       William R. Hoover (B)      70                   1996


           DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING:
            Name                  Age             Director Since
       --------------------      -----           ----------------
       Hinrich Martinen           57                   1996
       Gary K. Willis (A)         54                   1996




____________________________________________
(A)  Member of the Audit Committee
(B) Member of the Compensation Committee

                     DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the executive officers.

Name                     Age       Title
 -------------------     -----      ---------------------------------------
 Peter Wirth              53        Chairman of the Board of Directors,
                                    Chief Executive Officer
                                    and President

 Hinrich Martinen         57        Executive Vice President,
                                    Research and Development
                                    Operations, Chief Technical Officer
                                    and Director

 Gunther Braun            42        Executive Vice President,
                                    Finance and Administration,
                                    Chief Financial Officer,
                                    Treasurer and Director

 Walter Volkmar           56        General Manager, Rofin-Sinar Laser
                                    GmbH ("RSL") Marking Division

 Curtis Nichols           51        President, Rofin-Sinar Inc. ("RSI")

 William R. Hoover        70        Director

 Ralph E. Reins           59        Director

 Gary K. Willis           54        Director

BUSINESS EXPERIENCE

Peter Wirth is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. He has also served as the General Manager of RSL since October 1994. From 1991 until October 1994, Dr. Wirth was President of RSI. He joined RSL in 1979 as Sales Manager for Industrial Lasers, and became Director, Sales and Marketing in 1983. He holds a Master's Degree and a Ph.D in Physics from the Technical University in Munich, Germany.

Hinrich Martinen is Executive Vice President, Research and Development / Operations and Chief Technical Officer, as well as a member of the Board of Directors of the Company. He has held a number of senior R&D management positions since joining RSL in 1981 and is currently the Technical Director of RSL. Mr. Martinen holds a Master's Degree in Physics from the University of Hamburg, Germany.

Gunther Braun has been Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer, as well as a member of its Board of

Directors, since September 1996. Since 1994, he has also been the Financial Director for RSL. He joined RSL in 1989 when RSL acquired the Laser Optronics marking division of Coherent General Inc. Mr. Braun holds a Business Administration degree from the Fachhochschule in Regensburg, Germany.

Walter Volkmar has been the Manager of the Marking Division of RSL since 1994. He joined RSL in 1989 when RSL acquired the Laser Optronics marking division of Coherent General Inc. Dr. Volkmar holds Master's Degrees in Mechanical Engineering and Business Administration from the Technical University in Darmstadt, and a Ph.D. in Economics and Trade from the University of Parma in Italy.

Curtis Nichols has been the President of RSI since June 1999. Mr. Nichols served as President and CEO of Thielenhaus Microfinish Corp. from November 1988 to March 1999. Prior to this he held various positions, including Director of Marketing, at Cincinnati Milacron for over twenty years. Mr. Nichols holds a BS in Mechanical Engineering from the University of Cincinnati and a Master's Degree in Business Administration from Eastern Michigan University.

William R. Hoover has been a member of the Company's Board of Directors since September 1996. He is the Chairman of the Executive Committee of Computer Sciences Corporation, a provider of information technology consulting, systems integration and outsourcing to industry and government; and Chairman of the Board of that company from November 1972 to March 1997. He has been a consultant to that company since March 1995; prior to that, he was its President from November 1969 to March 1995 and its Chief Executive Officer from November 1972 until March 1995. Mr. Hoover serves as Director on the Boards of Computer Sciences Corporation, Merrill Lynch & Co., and Storage Technology Corp.

Ralph E. Reins has been a member of the Company's Board of Directors since September 1996. He is the Chairman and Chief Executive Officer of Qualitor Inc. Mr. Reins served as President and Chief Executive Officer of AP Parts International, Inc. from 1995 to 1997, as President and Chief Executive Officer of Envirotest Systems Corp. in 1995, as President of Allied Signal Automotive from 1991 through 1994 and as President of United Technologies Automotive from 1990 to 1991. Prior to that, he was Chairman, Chief Executive Officer, President and Chief Operating Officer of Mack Truck from 1989 to 1990 and President and Chief Executive Officer of ITT Automotive from 1985 to
1989. Mr. Reins is a director of Wierton Steel Corporation and a member of the Society of Automotive Engineers.

Gary K. Willis has been a member of the Company's Board of Directors since September 1996. He is the Chairman Zygo Corporation. At Zygo Corporation he served as President from 1992 to 1998, as Chief Executive Officer from 1992 to 1999, and as a Director since 1992. He was an independent consultant between 1990 and 1992. Before 1990, Mr. Willis was President, Chief Executive Officer and a Director of the Foxboro Company. Currently Mr. Willis serves as a Director of Benthos Corporation. Mr. Willis served as a director of Neworld Bank from 1991 through June 1994.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

There are no family relationships among any of the directors or executive officers of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms, the absence of a Form 4 or Form 5 or written representations that no Form 4's or 5's were required, the Company believes that, with respect to the fiscal year ended September 30, 1999, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                   COMMITTEES OF THE BOARD OF DIRECTORS;
                  MEETINGS AND COMPENSATION OF DIRECTORS

In fiscal 1999 four regular meetings of the Board of Directors were held. The Board has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee. The responsibilities of the Audit Committee are to recommend to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, review the proposed scope of such audit and approve the audit fees to be paid, review the adequacy and effectiveness of the accounting and internal financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and review and approve transactions between the Company and its directors, officers and affiliates. The members of the Audit Committee are Mr. Reins and Mr. Willis. Neither Mr. Reins or Mr. Willis are employees of the Company. In fiscal 1999 one meeting of the Audit Committee was held.

The Compensation Committee. The responsibilities of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate financial and strategic objectives. The responsibilities of the Compensation Committee also include administering the Equity Incentive Plan and the Annual Incentive Plan (both of which are described below), including selecting the officers and salaried employees to whom awards will be granted and making such awards. The members of the Compensation Committee are Mr. Hoover and Mr. Reins. Neither Mr. Hoover or Mr. Reins are employees of the Company. In fiscal 1999 one meeting of the Compensation Committee was held.

Compensation of Directors. Directors who are not employees of the Company are entitled to an annual cash retainer fee of $15,000 plus an honorarium of $1,000 and $500 for each board meeting and committee meeting, respectively, which they attend, plus reimbursement of expenses. In addition, in 1997 the Company adopted a non-employee director stock plan (the "Directors' Plan") which authorizes 100,000 shares of Common Stock for issuance pursuant to stock awards and restricted stock awards to non-employee directors. Under the Directors' Plan, each non-employee director who is first elected or appointed to the Board of Directors prior to age 65 will receive an initial grant of 1,500 shares of Common Stock and an annual grant of 1,500 shares of Common Stock in each subsequent year. Each non-employee director who is first appointed or elected to the Board of Directors after attaining age 65 will receive upon his or her initial appointment or election a one-time grant of 7,500 shares of restricted stock which will vest in five equal installments on the date of grant and each of the following four anniversaries thereof.

OWNERSHIP OF COMMON STOCK BY MANAGEMENT

The following table sets forth information as of January 1, 2000, with respect to beneficial ownership of the Company's Common Stock by each director, each of the executive officers named in the Summary Compensation Table below (each, a "Named Executive Officer"), and the directors and executive officers of the Company as a group. To the Company's knowledge, each of the directors and executive officers has sole voting and investment power with respect to the shares he owns.

                              Number of Shares of
                                 Common Stock
        Name                Beneficially Owned (1)     Percentage of Class
 --------------------     ------------------------    ---------------------

     Peter Wirth                      48,500                   *
     Hinrich Martinen                 33,600                   *
     Gunther Braun                    35,600                   *
     Walter Volkmar                   39,500                   *
     Curtis Nichols                        0                   *
     William R. Hoover                37,500                   *
     Ralph E. Reins                   11,000                   *
     Gary K. Willis                   11,000                   *
                                   ----------
     All directors and
       executive officers
       as a group (8 persons)        216,700                   2%
                                  -----------
 ----------------------------
* Less than one (1) percent of class.

(1) The amounts listed include the following shares of Common Stock that may be acquired within 60 days of January 1, 2000 through the exercise of stock options: Dr. Wirth, 45,200; Mr. Martinen, 31,600; Mr. Braun, 29,600; and Dr. Volkmar, 26,000.

                         PRINCIPAL STOCKHOLDERS

                          Beneficial Ownership

The following table sets forth information as to the only persons known to the Company to be the beneficial owner of more than five (5) percent of the Company's common stock:

    Name and address of      Amount and Nature
     Beneficial Owner     of Beneficial Ownership     Percentage of Class
   ---------------------  -----------------------     -------------------

          None


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hoover and Mr. Reins are the members of the Compensation Committee of the Board of Directors of the Company, neither of whom is an officer of the Company. There are no compensation committee interlocks involving executive officers of the Company.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report on Executive Officer Compensation

The Compensation Committee consists solely of non-management directors. The current members of the Compensation Committee are Messrs. Hoover and Reins.

Policies, Goals and Responsibilities

The Compensation Committee is responsible for oversight and administration of executive compensation. The philosophy of the Compensation Committee is to establish an executive compensation program that will allow the Company to achieve the following objectives:

        -  Attract, retain and motivate key executives of the Company.

        - Tie executive pay to shareholder value creation through the use of equity-based incentives.

        - Link pay to performance by making individual compensation directly dependent upon the achievement of certain predetermined performance goals.

The Company's executive compensation programs are designed to meet three fundamental objectives: (i) to set compensation at levels sufficient to attract and retain a diverse mix of experienced, highly competent executives;
(ii) to provide incentives to improve the Company's financial performance and performance against strategic and operational goals; and (iii) to evaluate, reinforce and reward individual achievement of business objectives with pay that fluctuates with performance.

The salary and incentive compensation programs for the Company's executive officers were established based on advice from independent consultants by reference to a survey group of companies with sales of less than $500 million per year. The use of independent consultants has provided additional assurance that the Company's compensation programs are appropriately aligned with its objectives, and that, based upon survey data, executive compensation levels are appropriately aligned with the compensation levels of persons in similar positions at comparable companies, taking into account, in certain instances, differences between U.S. and German compensation practices.

Components of Compensation

Base Salaries. In fiscal year 1999, executive officer base salaries were unchanged from their base salaries in fiscal year 1998. Executive officer base salaries are reviewed on an annual basis and base salary increases will be determined by an evaluation of factors which may include individual performance and comparisons with salaries paid at comparable companies in the Company's industry.

Annual Incentives. The Annual Incentive Plan was established in 1996 and provides that key employees, including executive officers, are eligible to participate at the discretion of the Compensation Committee. The maximum bonus each participant may receive under the Annual Incentive Plan is expressed as a percentage of salary, with percentages varying among participants based upon their positions at the Company. Bonus opportunities with respect to fiscal year 1999 were based upon the degree to which the Company (or, with respect to middle management, the applicable business unit or division of the Company) achieved certain preset performance goals related to net sales, order entry, operating profits and after-tax profits. The Compensation Committee anticipates that, in the future, survey data and comparisons to peer companies will continue to be considered in determining performance criteria and bonus levels.

In fiscal year 1999, the Company generally did not achieve the preset performance goals under the Annual Incentive Plan and with the exception of Mr. Volkmar the Company's executive officers were not entitled to any bonuses.

Long-Term Incentives. In 1996, the Company adopted an Equity Incentive Plan which provides for grants of stock options, restricted stock and performance shares to officers and other key employees of the Company.

In fiscal 1999, the Company granted 10,000 stock options to Walter Volkmar. No other executive officer received a stock option grant.

The Compensation Committee believes that stock options are an important part of incentive compensation because stock options only have value if the Company's stock price increases over time. Thus, the Compensation Committee anticipates that additional options grants will be made to the executive officers and other key employees of the Company from time to time to reflect their ongoing contributions to the Company, to provide additional incentives and to take into account practices at competitive companies.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

The Company and Mr. Wirth are parties to an employment agreement providing For a minimum base annual salary, subject to periodic adjustment, of DM 384,211 (which equated to $215,788 in fiscal year 1999 based on a weighted average currency exchange rate of US $1.00 = DM 1.7805) and the payment of an annual incentive bonus based upon the Company's attainment of pre-determined performance goals. Mr. Wirth's minimum salary level was determined based upon the recommendations of the Company's independent consultants. Mr. Wirth's salary in fiscal year 1999 was unchanged from his salary in fiscal year 1998. The Compensation Committee determined Mr. Wirth's annual incentive bonus for fiscal year 1999 based upon the Company's attainment of certain predetermined performance goals related to net sales, order entry, operating profits and after-tax profits. In fiscal year 1999, the Company did not achieve the pre-determined performance goals and, thus, Mr. Wirth did not receive an annual incentive bonus.

In fiscal year 1999, no stock options were granted to Mr. Wirth under the Equity Incentive Plan.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid for a particular year to the chief executive officer and to each of the four highest-paid executive officers who are employed as executive officers on the last day of such year (the "Covered Executive Officers"). Presently, because of the application of certain transition rules and grandfather provisions, the Company does not expect any of the Covered Executive Officers' compensation to be subject to the deductibility limit. While it is the Compensation Committee's intention to maximize the deductibility of compensation paid to executive officers, the Compensation Committee may, from time to time, reevaluate its policy with respect to Section 162(m).



                                       COMPENSATION COMMITTEE

                                       William R. Hoover
                                       Ralph E. Reins

Executive Compensation

The following table presents information concerning compensation paid for services to the Company during fiscal 1999, 1998 and 1997 to the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") of the Company.


SUMMARY COMPENSATION TABLE
                                                                              Long-Term
                                                                             Compensation
                                                                             ------------
                                                                              Securities      All Other
                                                                              Underlying      Compens-
 Name and Principal Position       Year      Salary($)(1)     Bonus($)(5)     Options(#)      ation ($)
 ---------------------------      ------     ------------     -----------    ------------     ---------
 Peter Wirth                       1999        $ 215,788             --              --            --
    Chairman, Chief Executive      1998        $ 215,825             --              --            --
    Officer, and President         1997        $ 229,699        $ 37,162           50,000           --

 Hinrich Martinen                  1999        $ 186,933             --              --            --
    Executive Vice President,      1998        $ 186,965             --              --            --
    Research & Development, and    1997        $ 198,928        $ 28,934            5,000         --
    Chief Technical Officer

 Gunther Braun                     1999        $ 135,238             --              --            --
    Executive Vice President,      1998        $ 135 261             --              --            --
    Finance and Administration     1997        $ 144,291        $ 20,763          20,000           --
    and Chief Financial Officer

 Walter Volkmar                    1999        $ 124,407        $  4,865          10,000           --
    General Manager,               1998        $ 121,549        $ 19,464             --            --
    RSL Marking Division           1997        $ 126,443        $ 31,085          20,000           --

 Richard Walker                    1999        $ 116,506            --               --       $23,890 (3)
    General Manager, RSI           1998        $ 138,327            --               --      $ 4,747
                                   1997        $ 133,575        $ 19,898          20,000      $ 3,141


 -------------------
 (1) Amounts paid in German marks have been translated into U.S. dollars at the weighted average exchange rate for the relevant fiscal year (for fiscal year ended September 30, 1997: US$1.00 : DM 1.6688; for fiscal year ended September 30, 1998: US$1.00 : DM 1.7802; and for fiscal year ended September 30, 1999: US$1.00 : DM 1.7805).

 (2) Bonus' are reflected on the accrual method of accounting, consistent with the presentation in audited financial statements.

 (3) Pursuant to a letter agreement between the Company and Mr. Walker, Mr. Walker's employment with the Company terminated effective July 9, 1999. Mr. Walker received $21,232 in severance payments during fiscal 1999 as part of this agreement. In addition, $2,658 of matching contributions were made by RSI on behalf of Mr. Walker in accordance with the Rofin-Sinar, Inc. 401(k) Plan in which Mr. Walker, and other RSI employees participated.

The following table presents information concerning grants of stock options during fiscal 1999 to each of the Named Executive Officers.

                INDIVIDUAL GRANTS OPTION/SAR GRANTS IN FISCAL YEAR 1999



                      Number of       % of Total                                          Potential Realizable Value
                     Securities        Options                                             at Assumed Annual Rates
                     Underlying       Granted to                                               of Stock Price
                      Options         Employees      Exercise                              Appreciation for Option
                     Granted (#)      in Fiscal     Price ($ / Sh)     Expiration                  Term (3)
    Name                 (1)             Year             (2)             Date              5% ($)           10% ($)
    ----             ------------      ----------    --------------     ----------         --------         ---------
Peter Wirth                  -           0.00%                 -               -                 -                  -
Hinrich Martinen             -           0.00%                 -               -                 -                  -
Gunther Braun                -           0.00%                 -               -                 -                  -
Walter Volkmar          10,000          27.78%           $ 9.375               11/06/09          -          $ 149,413
Richard Walker               -           0.00%                 -               -                 -                  -


______________
(1) All option grants to the Named Executive Officers were made pursuant to the Equity Incentive Plan.

(2) All options were granted to the Named Executive Officers at an exercise price equal to the fair market value of the underlying stock on the date of grant. All options will vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant. Pursuant to the terms of the awards, all options will, subject to the discretion of the Compensation Committee, become fully exercisable upon the occurrence of a change in control as defined in the Equity Incentive Plan.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only, based on SEC rules, and do not represent the Company's estimate or projection of the Company's stock price in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of Common Stock and the continued employment of the option holders through the vesting period. The amounts reflected in this table may not necessarily be achieved.


                 AGGREGATED OPTION EXERCISES IN FY 1999
                   AND FY 1999 YEAR-END OPTION VALUES


                                                               Value of
                                               Number of     Unexercised
                                              Unexercised    In-The-Money
                                              Options at      Options at
                      Shares                   FY-end (#)      FY-End ($)
                   Acquired on     Value      Exercisable/   Exercisable /
      Name         Exercise(#)  Realized($)  Unexercisable  Unexercisable(1)
 ----------------  -----------  -----------  -------------  -----------------
 Peter Wirth              -            -     45,200/46,800        $0/$0
 Hinrich Martinen         -            -     31,600/29,400        $0/$0
 Gunther Braun            -            -     29,600/26,400        $0/$0
 Walter Volkmar           -            -     28,000/32,000        $0/$0
 Richard Walker           -            -          0/0             $0/$0

-------------------
(1) Based on the closing price of Common Stock, as reported on the NASDAQ National Market, at September 30, 1999, which was $6-3/8 per share.

PENSION PLANS

RSL Pension Plan

Messrs. Wirth, Martinen, Braun and Volkmar participate in the Rofin-Sinar Laser GmbH Pension Plan (the "RSL Pension Plan") for RSL executives, an unfunded plan in accordance with the typical practices of German companies.

The RSL Pension Plan provides pensions to participants who (i) retire on or after age 60 or terminate employment due to a permanent disability and (ii) have served at least ten years with RSL at the time of separation.

The annual benefits payable under the RSL Pension Plan, which commence at the statutory retirement age of 65 (according to German law), are based upon the age at which the participant leaves RSL. Book reserves are kept to record benefits accruals under the RSL Pension Plan. Messrs. Wirth, Martinen, Braun and Volkmar joined or were deemed to have joined (as applicable), the RSL Pension Plan on July 1, 1979, October 1, 1981, November 1, 1984 and March 1, 1985, respectively. Assuming retirement at or after age 60, Messrs. Wirth, Martinen, Braun and Volkmar would receive a monthly pension benefit of $2,165, $2,152, $1,505 and $1,170, respectively (at the German mark/U.S. dollar exchange rate in effect on December 31, 1999).

Rofin-Sinar Inc. Pension Plan

In 1996 RSI adopted a defined benefit plan for its employees known as the Rofin-Sinar Inc. Pension Plan (the "RSI Plan"). Under the RSI Plan, employees receive annual pension benefits equal to the product of (i) the sum of 1.125% of the first $12,000 of average final compensation and 1.5% of "average final compensation" in excess of that amount, and (ii) the number of years of service in which the employee was employed by a participating employer. Average final compensation is based upon the period of four consecutive plan years out of the last ten full plan years preceding the employee's retirement which produces the highest amount.

Mr. Walker is the only Named Executive Officer who participated in the RSI Plan during the 1999 fiscal year.

The following table shows the estimated annual pension benefits provided by the RSI Plan, based on the remuneration and years of service classifications indicated:


                           PENSION PLAN TABLE

                                        Years of Service
                     ------------------------------------------------------
 Remuneration (1)       15          20         25         30          35
 -----------------   --------    --------   --------   --------    --------
 $ 125,000........   $ 27,450    $ 36,600   $ 45,750   $ 54,900    $ 64,050
   150,000........     33,075      44,100     55,125     66,150      77,175
   175,000........     38,700      51,600     64,500     77,400      90,300
   200,000........     44,325      59,100     73,875     88,650     103,425
   225,000........     49,950      66,600     83,250     99,900     116,550
   250,000........     55,575      74,100     92,625    111,150     129,675
 ------------


 (1) Annual pension benefits are calculated with respect to remuneration levels of up to $250,000, which amount is in excess of 120% of the covered compensation of Mr. Walker, the only Named Executive Officer who is a participant in the RSI Plan. The amounts shown are on a single life annuity basis and assume retirement at age 65. As of September 30, 1998, Mr. Walker had nine years of benefit service under the RSI Plan. Mr. Walker's covered compensation under the RSI Plan does not differ by more than 10% from his annual compensation set forth in the Summary Compensation Table.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

Employment Agreements with Named Executive Officers

In September 1996 the Company and RSL entered into employment agreements with Messrs. Wirth, Martinen and Braun (collectively, the "Employment Agreements"), under which the executives have retained the job titles specified in their prior employment agreements, and are entitled to a base compensation of not less than DM 367,500, DM 319,500 and DM 231,000, respectively ($206,403, $179,443 and $129,738, respectively, at an exchange rate of DM 1.7805 per $1.00) plus a yearly discretionary bonus determined by the Compensation Committee. Each Employment Agreement has an indefinite term, subject to earlier termination by either the Company and RSL or the executive upon two years' prior written notice, which notice may not be given by either the Company and RSL or the executive prior to the second anniversary of the Employment Agreements. In accordance with the Employment Agreements, each executive has agreed (i) not to disclose or exploit any of the Company's Confidential Information (as defined therein), (ii) to assign to the Company all inventions or improvements made by the executive in the course of his employment with the Company, and (iii) not to compete with the Company for a six month period after the completion of his term of employment with the Company. During the six month non-competition period, the executive is entitled under German law to receive half of his monthly salary.

STOCK PERFORMANCE GRAPH

The following graph presents the one-year total return for Rofin-Sinar Technologies Inc. Common Stock compared with the NASDAQ Stock Market Index and the S&P Technology Sector Index. Rofin-Sinar selected these comparative groups due to industry similarities and the fact that they contain several direct competitors.

The graph assumes that the value of the investment in Rofin-Sinar Technologies Inc. Common Stock, the NASDAQ Stock Market Index, and the S&P Technology Sector Index each was $100 on September 26, 1996 (for Rofin-Sinar Technologies Inc. Common Stock) and August 31, 1996, (the most current published date preceding the date of the Company's initial public offering, for the NASDAQ Stock Market index and the S&P Technology Sector index), and that all dividends were reinvested. The S&P Technology Sector Index is weighted by market capitalization.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 Quarter        Rofin-Sinar            NASDAQ Stock       S&P Technology
   End       Technologies Inc.         Market Index        Sector Index
 -------     ----------------          ------------       --------------
 8/31/96                                    100                 100
 9/26/96           100
 9/30/96           114                      108                 111
 12/31/96          124                      113                 126
 3/31/97           154                      107                 127
 6/30/97           201                      126                 154
 9/30/97           176                      148                 181
 12/31/97          128                      139                 159
 3/31/98           203                      162                 191
 6/30/98           187                      167                 207
 9/30/98            99                      150                 204
 12/31/98           99                      195                 274
 3/31/99            71                      218                 307
 6/30/99            82                      239                 342
 9/30/99            67                      244                 357

                               PROPOSAL TWO:
                      INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors recommend the appointment of KPMG LLP, Independent Auditors for the Company since fiscal year 1994, to serve in the same capacity for the fiscal year ending September 30, 2000, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of KPMG LLP. Unless otherwise instructed, the proxy holder will vote the proxies received for the ratification of KPMG LLP as the independent auditors for fiscal 2000.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

A representative of KPMG LLP will not be present at the meeting; however, the Company's Independent Auditors will be available via telephone conferencing to respond to appropriate questions.


Recommendation of the Board of Directors Concerning the Election of Independent Public Accountants

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as the Company's independent auditor for the current fiscal year.

                         EXPENSES OF SOLICITATION

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will request brokerage houses, custodians, fiduciaries and nominees to forward proxy materials to their principals and will reimburse them for their reasonable expenses in doing so. The Company expects to retain assistance in proxy solicitation, the expenses for which are not expected to exceed $15,000. Solicitation may also be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

The Bank of New York, the Company's transfer agent and registrar, will receive and tabulate proxies.


                          STOCKHOLDERS' PROPOSALS

Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company on or before Monday, January 22, 2001, to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting. Proposals should be addressed to Derek Heins, Secretary, Rofin-Sinar Technologies Inc., 45701 Mast Street, Plymouth, Michigan 48170.

Under the Company's Certificate of Incorporation and By-Laws, stockholders desiring to nominate persons for election as directors or bring other business before the annual meeting must deliver or mail a notice to the Secretary that must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs. Stockholders' notices must contain the specific information set forth in the Certificate of Incorporation and the By-Laws. Stockholders will be furnished a copy of the Company's Certificate of Incorporation and By-Laws without charge upon written request to the Secretary of the Company.

                              OTHER INFORMATION

The Company knows of no other matters which will be presented for consideration at the Annual Meeting. If any other matters or proposals properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve, and voting on proposals omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

The Annual Report to Stockholders of the Company for the fiscal year ended September 30, 1999, which includes financial statements, is enclosed. The Annual Report does not form any part of the material for the solicitation of proxies.

Any stockholder who desires a copy of the Company's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission may obtain a copy (excluding exhibits) without charge by addressing a written request to the Secretary, Rofin-Sinar Technologies Inc., 45701 Mast Street, Plymouth, Michigan 48170.


      By Order of the Board of Directors


                                      /S/ Peter Wirth
                                      ---------------------------
                                      Peter Wirth
                                      Chairman of the Board,
                                      President and
                                      Chief Executive Officer
Plymouth, Michigan
February 14, 2000

                       ROFIN-SINAR TECHNOLOGIES INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Peter Wirth and Derek Heins as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Common Shares of Rofin-Sinar Technologies Inc. which the undersigned is entitled to vote at the Annual Meeting to be held on March 23, 2000 or any adjournment thereof.

     This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR proposals 1 and 2.


1.  Election of Directors:
    For Election to Term Expiring in 2003:  Gunther Braun and Ralph Reins

    / / For         / / Withheld        / / Exceptions *


    * Exceptions
                 -----------------------

    To vote your shares for all Director nominees, mark the "For" box on item 1.  To withhold voting for all nominees, mark the "Withheld" box.
    If you do not wish your shares voted "For" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided.


2. Proposal to ratify the appointment of KPMG LLP as the Company's independent accountants for the fiscal year ending September 30, 2000.

    / / For         / / Against         / / Abstain


3. In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.